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ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of March 1, 2015, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, LNR PARTNERS, LLC, as Special Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Certificate Administrator, Paying Agent and Custodian, and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor with respect to Commercial Mortgage Pass-Through Certificates, COMM 2015-CCRE22 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and
2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

____________________________

Leslie Hayton

Managing Director
Wells Fargo Bank

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